CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-275863, 333-272754, and 333-263298 on Form S-3 and Registration Statement Nos. 333-272848, 333-265708, and 333-256766 on Form S-8 of our report dated March 4, 2024, relating to the financial statements of Eos Energy Enterprises, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

New York, NY
March 4, 2024